                   SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549


                            ---------------


                               FORM 8-K

                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) October 15, 1997
                                                 ----------------

                   BIOJECT MEDICAL TECHNOLOGIES INC.
         --------------------------------------------------
          (Exact Name of Registrant as Specified in Charter)


                            Oregon
          ----------------------------------------------
          (State or Other Jurisdiction of Incorporation)



       0-15360                            93-1099680
------------------------         --------------------------------
(Commission File Number)        (IRS Employer Identification No.)



7620 SW Bridgeport Road
Portland, Oregon                                 97224
------------------------------             -----------------
(Address of Principal Executive Offices)      (Zip Code)



Registrant's telephone number, including area code (503) 639-7221
                                                    -------------


                                 N/A
    -------------------------------------------------------------
    (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

As reported by the Company on Form 8-K filed with the SEC on October 3, 1997, the Company executed an agreement on September
30, 1997 with Elan Corporation, plc, for the license, development and commercialization of certain technology related to a continuous glucose level monitoring system for diabetics(the "Agreement"). The closing of the transactions contemplated by the Agreement occurred on October 15, 1997.

At the time of closing, Bioject issued to Elan International
Services, Ltd. 2,727,273 shares of Bioject's common stock and a five-year warrant to purchase an additional 1,750,000 shares of common stock at $2.50 per share for an aggregate purchase price of $3,000,000.

As previously reported, the project will be conducted in a joint venture company that is a new subsidiary of Bioject, owned 19.9 percent by Elan. The new company has licensed Elan's glucose monitoring technology for an initial payment of $15 million. Elan invested approximately $3 million in the subsidiary and Bioject invested approximately $12 million. Elan loaned Bioject $12.015 million, the principal amount and accrued interest of which will be exchanged for convertible preferred stock of Bioject if Bioject's shareholders approve the exchange. Bioject is in the process of preparing a proxy statement in order to call a special meeting of its shareholders to consider and approve such exchange.

Bioject anticipates taking a charge to expense for the amount of the $15 million licensing fee, of which $12.015 million is reportable against Bioject's consolidated results of operations. The difference between the aggregate amount of the licensing fee and the reportable net amount by Bioject represents the portion of the fee allocable to the minority interest in the subsidiary.

                             Signatures


Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


     DATED this 21st day of October, 1997


               BIOJECT MEDICAL TECHNOLOGIES INC.


               By   /s/ Peggy J. Miller
                    Peggy J. Miller
                    Vice  President, Chief
                    Financial Officer and Secretary